Exhibit 5.2

[Littler Mendelson P.C. Letterhead]

November 25, 2020

Western Digital Corporation

3355 Michelson Drive, Suite 100

Irvine, California

Re:    Registration on Form S-8 of Western Digital Corporation

Ladies and Gentlemen:

In connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be submitted by Western Digital Corporation (the “Company”) to the Securities and Exchange Commission with respect to Western Digital Corporation 401(k) Plan (the “Plan”), you have requested our opinion as to whether the provisions of the written documents constituting the Plan comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). We consent to the use of this opinion as an exhibit to the Registration Statement.

We have been advised by you that the form of Plan document, as adopted effective January 1, 2016, received a favorable opinion letter, initially dated March 31, 2014 and reissued August 2, 2017, from the Internal Revenue Service (the “Service”) that it is acceptable under section 401 of the Internal Revenue Code of 1986, as amended (the “Code”), for use by employers for the benefit of their employees (the “Opinion Letter”). We have also been advised by you that certain Plan amendments have been adopted on or about December 5, 2016, August 25, 2017, November 22, 2017, January 26, 2018, August 24, 2018, June 23, 2020, and August 13, 2020. We have also been advised by you that except with respect to (i) amendments which the Service has indicated would not cause the Plan to be treated as an individually designed plan, (ii) a “Match Addendum” setting forth certain terms for the allocation of employer matching contributions, (iii) an addendum permitting a participant to commence retirement benefits if still employed at age 70 1⁄2, and (iv) an addendum establishing the Western Digital Stock Fund, which allows participants to invest in the Company’s securities through the Plan, the form of the Plan, as amended, is identical to the form approved by the Service in the Opinion Letter. You have advised us that the Plan will be timely amended with respect to any additional amendments required by the Service as a condition to maintaining the tax-qualified status of the Plan.

Based on the foregoing, and our examination of the Plan and accompanying trust, it is our opinion that the form of the Plan satisfies the essential substantive requirements of ERISA and the Code.

Respectfully submitted,

/s/ Littler Mendelson P.C.